Exhibit 10.2

                          EXECUTIVE CONSULTNG AGREEMENT
                          -----------------------------

     This Agreement made effective as of, May 1, 2003, by and between YP.Net, Inc. of 4840 East Jasmine Street, suite 105, Mesa, Arizona 85205 ("YPNT"), as the party to receive services and Mar & Associates, Inc. of 4840 E. Jasmine Street, Suite 110, Arizona 85205 ("Company") as the party who shall be providing the services.

     WHEREAS Company has a background in Accounting and Finance, Business Management, Investment Banking, and Business Consulting as welt as experience with publicly traded companies and is willing to provide services to YPNT and YPNT desires to have the services provided by Company and;

     WHEREAS Company in the person of David J. lannini has provided services for YPNT after the departure of the former Chief Financial Officer and has successfully implemented systematic internal controls and improved YPNT's public reporting, and;

     THEREFORE it is agreed that this contract shall supercede all prior agreements between the parties and shall become effective on May 1, 2003 which will have culminated by the recommendation of the Compensation Committee of YPNT. It is further agreed by the parties that;

1.   Description  of  Services.  Company  will  continue  to  make available its
     -------------------------
     current  services  as  well  as  the  new  ones  listed  below;

     a. The services of an officer on YPNT. Specifically providing the services of a Chief Financial Officer, initially in the person of David lannini.
     b. Such other services or employees as YPNT and Company may desire in the future to provide,
     c. In the event that YPNT determines that another individual should serve in one or more of those positions it is fully a liberty to do so at its own cost. It is clearly understood that the services the Company provides herein are valuable to YPNT no matter the titles the employees of Company are asked to take while providing the

                         Executive Consulting Agreement
                          Mar & Associates/YP.Net, Inc.
                              September 20th, 2002
                                  Page 1 of 9


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          services  to  YPNT.  In  the case where another is named to any of the titles herein above that Company would continue to provide consulting services on an as needed basis in order to fulfill its obligations hereunder.
     d. The employees herein shall be employees of Company and not of YPNT but shall be able to hold themselves out as Employees of YPNT by the use of their respective titles, and in the course of their duties with respect to the signing of contracts, etc.
          i. The Company duties shall be to maintain the books and financial records of YPNT and all public reporting, investor relations, interaction with auditors, hiring and training of book keeping and accounting staff and other duties normally required or expected of a Chief Financial Officer of a publicly traded Company.
     e. This is not an employment contract of David lannini or any other employee of Company and the money paid under this contract is payable to Company and is earned by the Company not by David lannini or any of the other employees of Company, who merely work for the Company.
     f. Interact with shareholders, lenders, board members, and the investment community at large.
     g. Help write and approve all public communications of YPNT to enhance YPNT's corporate image and Brand.
     h. Such other tasks as the Board of YPNT may reasonably require of Company or its employees.

2.   Performance  of  Services.  Company  shall  determine  the  manner in which
     -------------------------
     Services are to be performed and the specific hours to be worked by Company or its employees. YPNT will rely upon Company to work as many hours as may be reasonably needed to fulfill Company's obligations under this Agreement. YPNT specifically acknowledges that Company has other clients and that each of the Company's employees will work on projects both related to and unrelated to YPNT,

3.   Payment. YPNT shall pay fees and other compensation to Company for Services
     -------
     under  this  contract  according  to  the  following  schedule;

     a. Monthly fees of $17,500.00 per month in year one with a 10% increase in each succeeding year, This fee shall be payable monthly, no later than the first day of each month preceding the period during which the Services are to be performed. Services are deemed earned at the moment they are due. Company will not be required to send an invoice for services. The base figure above will be initially grossed up for the current amount that YPNT has been paying for Benefits for David J. lannini. The Company will be able contract with YPNT's

                         Executive Consulting Agreement
                          Mar & Associates/YP.Net, Inc.
                              September 20th, 2002
                                  Page 2 of 9


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          carrier  or  Employee Leasing Company to pay for those services itself
     b. Company shall also be provided with a 1 Cell Phone allowance and 1 Pager for its employee performing services for YPNT.
     c. Company can allocate this monthly payment in any manner it instructs YPNT to pay it and to whomever it so designates. It may be used to pay for automobiles in YPNT's name, medical expenses or insurance, mobile phone, etc so long as the aggregate does not exceed the amounts above.
Employee(s) of Company shall be offered participation in any stock option plan approved by the Board of Directors of YPNT that are offered to other executives and employees, whether key or not during the term of this agreement. Any options and or stock obtained pursuant to this plan shall also be held as collateral under the terms of the line of credit above.

4.        Expense Reimbursement. Company shall be entitled to reimbursement from
     --------------------------
     YPNT for all "out of pocket" expenses relating to providing the services to YPNT described herein.

5.   Stock  Compensation.  In order to more clearly align the efforts of Company
     -------------------
     with the Shareholders of YPNT and to reward the Company for its superior past performance on behalf of YPNTs shareholders the Board of Directors of YPNT deems it prudent to award 250,000 shares of its Common stock to Company for services performed from August 19, 2002 through December 30, 2002 (this is in addition, to the 50,000 shares already issued to David lannini also relating to that time period). This 250,000 share award was previously authorized by the Board and is just being included herein by reference. That Stock is currently valued (as traded on the OTC Electronic Bulletin Board on Friday January 1st, 2003) at 6 cents per share. The accounting for such compensation shall be in accordance with Generally Accepted Accounting Principles and as required by the SEC, YPNT further acknowledges that it will pay any Federal or State Incomes taxes that the Company may have to pay on this stock award as they may come due to the Company. This stock shall be so encumbered as part of the flex compensation below and as part of the customer acquisition requirement. If YPNT's customer count does not exceed 225,000 customers within 12 months from January 1, 2003 then the stock is subject to forfiture on a prorata basis on the customer count actually obtained. For example; if there were 202,500 customer that would be 90% of Goal. So 10% of the stock would be forfitted back to YPNT..

6.   Guarantee  of  YPNT obligations. As an accommodation to YPNT the Company or
     -------------------------------
     any of its employees may elect to provide personal or corporate guarantees for any indebtedness incurred by YPNT. If they so chose to do so by signing below YPNT hereby indemnifies those Employees of the Company or the Company itself for any loss, claim, or

                         Executive Consulting Agreement
                          Mar & Associates/YP.Net, Inc.
                              September 20th, 2002
                                  Page 3 of 9

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     damages  suffered  by  the  Company  or  its  employees  by  way  of  this guarantee(s).

7.   Signing  of  Documents. As a further accommodation to YPNT the employees of
     ----------------------
     the Company agree to execute documents, SEC Filings, and or to be authorized signers on YPNT's Bank or Financial Accounts as needed. By signing below YPNT hereby agrees to indemnify the Company and its Employees or Agents for any actions they may take on behalf of YPNT or any damages they may sustain for this accommodation.

8.   Bonus  By  order  of the Board of Directors and as a condition of executing
     -----
     this contract a bonuses will be in the amount of $15,000 on September 30, 2003 and $ 21,000 on September 30, 2004 and 10% of annual salary for each Fiscal year thereafter for the term of this contractFurther YPMT shall bonus to Company any Federal and/or State Income taxes that may be due by the Company for this bonus when Company files it's income tax forms.

9.   Flex  Compensation.  YPNT  shall  make  available to the Company additional
     ----
     income, which shall be called "Flex-Compensation", The maximum amount that can be immediately drawn upon shall be $15,000,00 (as a base in each fiscal year), except as modified below. However that base shall increase by 10% on each 12-month anniversary thereafter during the term of this contract.

     This Flex Compensation is a part and parcel of the Compensation to be paid to the Company by YPNT, However as part of the mutual accommodations between the parties Company agrees not to take all of the Compensation at one time but that in any event the Company is the final arbiter of when and if YPNT is capable of paying the bonus at that time.

     Sine it is assumed that the entire amount shall be taken in each fiscal year so for accounting purposes the Accountants shall accrue as an expense, in the case of YPNT and as income, in the case of Company 1/12lh of the total amount available on a monthly basis or the amount actually taken; whichever is greater.

     YPNT is making this Flex Compensation available to the Company as a way to induce the Company to continue to perform services for the entire term of the contract. To insure that the Company does not take the Flex Compensation at the beginning of the term and then resign the Company hereby grants to YPNT a first position lien right on all of the stock granted by the YPNT to either the Company or David lannini,. If the Company takes the Flex Compensation, and resigns it has the choice of either

                         Executive Consulting Agreement
                           Mar & Associates/YP.Net, Inc.
                              September 20th, 2002
                                   Page 4 of 9


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     returning  the  unused flex compensation for that fiscal year and retaining the stock or returning the stock to the company. The Company and David lannini would not be allowed to sell, assign or further transfer this stock without the permission of the Company, which permission shall not be unreasonable withheld. However, because of the valuable nature of these Services, YPNT would be obligated to take title of these shares in the event of a valid enforceable lien or judgment against Company that would encumber these shares and by signing below Company warrants that it would not interfere. By signing below the Company and David lannini agree that a Security Agreement will be created to evidence this lien.

10.  Support  Services. YPNT will provide the following support services for the
     -----------------
     benefit of Company; office space (1 office, with the furniture currently inside) and office supplies, 1 telephone, one computer, and personnel to answer one Company telephone number. In the event of termination of this agreement then YPNT will if requested by Company assign the lease for the offices to the Company. Said monthly lease if assigned cannot exceed $350.00 per month till the end of the term of this agreement. Any amount above $350.00 per month would still by the responsibility of YPNT, The equipment would be turned over to Company by the payment within 45 days of cancellation in the amount of $1,000,00 in year one, $500.00 in years two through 5,

11.  Termination.  This  agreement  shall  continue  until  December  31,  2007
     -----------
     whereupon it shall automatically renew for another similar period unless either party notifies the other of its intent not to renew 30 days prior to the renewal date at the address provided for herein for notices.

     Company may terminate this agreement at anytime by providing YPNT with a 30-day termination notice, with no penalty to either party. In the event of a termination by Company, then Company shall have the option of paying back the line of credit (if applicable), together with interest on a 3-year amortization schedule or surrendering the collateral as full payment therein.

     In the Event of a termination by YPNT for malfeasance, theft or embezzlement in regards to YPNT and while Company is providing services to YPNT and where such malfeasance, theft or embezzlement is proven in a competent court of law to have directly damaged YPNT then Company shall be entitled to a termination fee of not less than 6 months fees, if termination is so elected by YPNT.

     In the Event of a termination by YPNT for any reason other those listed above than Company shall be entitled to a termination fee equal to the 30 % of the balance of the contract but in any case not less than 12 months

                         Executive Consulting Agreement
                           Mar & Associates/YP.Net, Inc.
                              September 20th, 2002
                                   Page 5 of 9

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     fees  plus  the  release  of  the  stock collateral given in number 9 above regarding  the  flex  compensation.

12.  Due  on Sale Clause. In the event that there is a change in control of YPNT
     -------------------
     as defined by the United States Securities and Exchange Commission or the Internal Revenue Services of the United Stares of YPNT of the company now known as YPNT, Telco Billing or the majority to YPNT's assets are sold then 30% of the balance of this contract or 12 months worth of fees, whichever is greater becomes immediately due and payable by YPNT to Company. Further that all debts by Company to YPNT would be forgiven and any liability by YPNT to Company for any tax payments due Company for previous grants hereunder are also due.
Relationship  of  the  Parties.  It is understood that Company is an independent
------------------------------
contractor with respect to YPNT and that it wilt be providing services of similar kind to others. YPNT will not provide fringe benefits, including health insurance benefits, paid vacation or other employee benefits for the benefit of Company except as paid by Company as provided herein.

 14.Employees.  Company's employees, if any, who perform services for YPNT under
 -------------
 this agreement shall also be bound by the provisions of this Agreement. At the request of YPNT, Company shall provide adequate evidence that such persons are Company's employees, members of agents.

15.Injuries.  Company  acknowledges  Company's  obligation to obtain appropriate
------------
insurance coverage for the benefit of Company (and Company's employees, if any). Company waives ay rights to recovery from YPNT for any injuries that Company (and/or Company's employees) may sustain while performing services under this Agreement and that are the result of negligence of Company or Company's employees.

13.  Return  of  Records.  Upon  termination  of  this  Agreement, Company shall
     -------------------
     deliver all records, notes, data, memoranda, models and equipment of any nature that are in Company's possession or under Company's control that are YPNT's [property or relate to YPNT's business except as retained by other similar hired or employed Directors or Officers of YPNT.

Officers  and  Directors  Insurance  and  Indemnification.  YPNT  shall maintain
---------------------------------------------------------
officers and directors insurance in amounts deemed necessary by Company and the Directors of YPNT (in no event shall said insurance be less than $2.5 million dollars in face amount) such that YPNT will indemnify Company and its officers, agents and employees against any and all 3rd party claims made against Company as more fully identified in YPNT's Bylaws and Articles of Incorporation, attached hereto and made part of this agreement herein by reference.

                         Executive Consulting Agreement
                          Mar & Associates/YP.Net, Inc.
                              September 20th, 2002
                                  Page 6 of 9

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14.  Default.  In  the  event  of a Default by YPNT for non-payment or and other
     -------
     breach of this agreement then YPNT shall pay a Default fee of $50.00 per day for each day until cured. If after 15 days YPNT has still not cured its default the entire balance of the contract shall become due and payable including any termination penalties. Company shall have the right to sue
     YPNT  for  damages  and  to  recover  all  attorney's  fees.

     In the event of a default by Company, YPNT shall notify Company in writing of the nature of the default and Company shall have 15 days to cure said default. Failure to cure the default shall be grounds for the termination of the agreement and the 6-month termination penalty described herein. All other clauses of termination remain in effect, YPNT shall have the right to sue Company for damages and to recover all attorney's fees.

     It is expressly understood that in the event of a death, disability or by some other reason that David lannini or any other individual then currently providing services to YPNT becomes unable or unwilling to provide services it does not void this contract. Company shall have up to four months to replace the person performing those services. In the event that Company is unable or unwilling to replace those services then YPNT can cancel the contract by releasing the lien on collateral and is not entitled to the return of the flex compensation and by paying a 12 month cancellation fee equal to 12 months fees,

15.  Notices: All notices required or permitted under this agreement shall be in
     --------
     writing and shall be deemed delivered when addressed in person and mailed certified mail return receipt requested in the United States Mail and addressed as follows (or to such future addresses that each party shall inform the other in writing during the term of this agreement):

                         Executive Consulting Agreement
                          Mar & Associates/YP.Net, Inc.
                              September 20th, 2002
                                   Page 7 of 9

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     If to YPNT:

     YP. Net, Inc.
     Angelo Tullo
     President
     4840 E. Jasmine Street Suite 105
     Mesa. Arizona 85205

     If to Company:
     Mar & Associates, Inc.
     David lannini.
     President
     4840 E. Jasmine Street Suite 110
     Mesa, Arizona 85205

16.  Entire  Agreement.  This  Agreement  contains  the  entire agreement of the
     -----------------
     parties and there are no other promises or conditions in any other agreement whether oral or written. This agreement supersedes any prior written or oral agreements between the parties.

17.  Confidentiality and non-compete. The employees of Company agree to be bound
     -------------------------------
     by the confidentiality and non-compete provisions contained in YPNT's Team member handbook as they may be amended from time to time and as signed by the employees of Company actually providing services to YPNT.

18.  Amendment.  This  agreement  may be modified or amended if the amendment is
     ---------
     made  in  writing  and  is  signed  by  both  parties,

19.  Severability.  If  any  provision  of  this  Agreement  shall be held to be
     ------------
     invalid or unenforceable or any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable but that by limiting such provision it would become valid and enforceable, that such provision shall be deemed to be written, construed and enforced as so limited.

20.  Waiver,  of  Contractual  Right. The failure of either party to enforce any
     -------------------------------
     provision of this agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

21.  Applicable  Law.  The  laws  of  the  State  of  Arizona  shall govern this
     ---------------
     agreement.

                         Executive Consulting AGREEMENT
                          Mar & Associates/YP.Net, Inc.
                              September 20th, 2002
                                  Page 8 of 9

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By  signing  below  we  warrant  and  represent  to  each other that we have the respective authorities from our respective Corporations to execute this document and acknowledge that the other is relying upon those warranties and representations. Further by signing below we acknowledge and agree that our respective Corporations are hereby irrevocably bound by the agreements herein;

Party receiving Services:
YP. Net, Inc.

By: /s/ Angelo Tullo
   -----------------
Angelo Tullo President

Party providing Services:
Mar & Associates, Inc.

By: /s/ David lannini
   ------------------
David lannini President

                         Executive Consulting Agreement
                          Mar & Associates/YP.Net, Inc.
                              September 20th, 2002
                                  Page 9 of 9


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